Exhibit 99.1

STAAR Surgical Reports First Quarter 2023 Results

Q1 2023 Net Sales of $73.5 Million; ICL Sales of $70.6 Million Up 20% Y/Y

Fiscal 2023 Net Sales Outlook Raised to $348 Million; ICL Sales to $345 Million Up 28% Y/Y

LAKE FOREST, CA, May 3, 2023 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today reported financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Overview

•
Net Sales of $73.5 Million Up 16% and Constant Currency Net Sales of $75.5 Million Up 20% Y/Y
•
ICL Sales of $70.6 Million Up 20% and Constant Currency ICL Sales of $72.4 Million Up 23% Y/Y
•
ICL Units Up 20% Y/Y
•
Gross Margin at 78.3% vs. 77.9% in the Prior Year Quarter
•
Net Income of $0.05 per Share vs. $0.19 per Share in the Prior Year Quarter
•
Cash, Cash Equivalents and Investments Available for Sale Ended the Quarter at $217.3 Million

“STAAR’s performance in the first quarter demonstrates the global strength of our business with ICL units and sales both up 20% over the prior year as surgeons and patients seeking visual freedom from glasses and contact lenses increasingly make our EVO ICL lenses their first choice,” said Tom Frinzi, President and CEO of STAAR Surgical. “Strength in our business during the quarter was broad-based across APAC, EMEA and the U.S. In China, ICL procedure volumes increased strongly in the first quarter of 2023 with end-market procedures reaching a record level. We are maintaining a keen focus on execution against our targeted priorities and anticipate accelerating sales momentum as we move through the year. We are therefore raising our outlook for fiscal 2023 net sales from $340 million to approximately $348 million, which includes approximately $3 million of Other Product sales in the first quarter. Our updated outlook represents 28% global ICL sales growth year over year.”

Financial Overview – Q1 2023

Net sales were $73.5 million for the first quarter of 2023, up 16% compared to $63.2 million reported in the prior year quarter. Changes in currency, primarily the Japanese Yen as well as the Euro, negatively impacted reported net sales by $2.0 million for the first quarter of 2023. The sales increase in the first quarter was driven by ICL sales and unit growth which were each 20%, as compared to the prior year period. Other Product sales decreased 36% compared to the prior year quarter. ICL sales were 96% of total net sales for the first quarter of 2023.

Gross profit margin for the first quarter of 2023 was 78.3% compared to the prior year quarter of 77.9%. Factors impacting the favorability in gross margin in the first quarter of 2023, as compared to the prior year quarter, include product and geographic mix, partially offset by increased period costs associated with manufacturing projects.

Operating expenses for the first quarter of 2023 were $54.8 million compared to the prior year quarter of $37.2 million. General and administrative expenses were $18.1 million compared to the prior year quarter of $11.9 million. The increase in general and administrative expenses was due to increased compensation related expenses, outside services and facilities costs. Selling and marketing expenses were $26.4 million compared to the prior year quarter of $17.3 million. The increase in selling and marketing expenses is due to increased advertising and promotional activities, compensation related expenses and trade shows and sales meetings. Research and development expenses were $10.3 million compared to the prior year quarter of $7.9 million. The increase in research and development expenses is due to increased compensation related expenses and clinical trial expenses related to U.S. post-approval studies.

Net income for the first quarter of 2023 was $2.7 million or $0.05 per diluted share compared with net income of $9.6 million or $0.19 per diluted share for the prior year quarter. The year over year decrease in net income is attributable to higher operating expenses partially offset by higher gross profit and interest income. Adjusted Net Income for the first quarter of 2023 was $8.7 million or $0.18 per diluted share compared to $14.4 million or $0.29 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents, short-term and long-term investments available for sale at March 31, 2023, totaled $217.3 million, compared to $225.5 million at end of the fourth quarter of 2022.

Conference Call

The Company will host a conference call and webcast today, Wednesday, May 3 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Access Code 835957), please dial 833-470-1428 for domestic participants and 404-975-4839 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Replay Code 208036) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 866-813-9403 for domestic callers and 929-458-6194 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments. Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized. In calculating Adjusted Net Income, STAAR excludes stock-based compensation expenses and valuation allowance adjustments because they are non-cash expenses and because of the considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table provided in this press release shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 2,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2023 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, and any statements of assumptions underlying any of the foregoing, including those relating to financial performance in the second quarter and fiscal year 2023. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 30, 2022 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

CONTACT: Investors and Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Consolidated Balance Sheets

(in 000's)

Unaudited

	March 31, 2023	December 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$89,968	$86,480
Investments available for sale	113,879	125,159
Accounts receivable trade, net	63,494	62,447
Inventories, net	27,808	24,161
Prepayments, deposits, and other current assets	17,722	13,476
Total current assets	312,871	311,723
Investments available for sale	13,445	13,902
Property, plant, and equipment, net	53,453	50,921
Finance lease right-of-use assets, net	303	342
Operating lease right-of-use assets, net	31,182	30,270
Intangible assets, net	165	173
Goodwill	1,786	1,786
Deferred income taxes	4,744	4,824
Other assets	956	957
Total assets	$418,905	$414,898

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,102	$11,576
Obligations under finance leases	171	169
Obligations under operating leases	3,538	3,524
Allowance for sales returns	5,303	5,706
Other current liabilities	28,949	30,741
Total current liabilities	47,063	51,716
Obligations under finance leases	167	210
Obligations under operating leases	28,030	27,136
Deferred income taxes	1,369	1,489
Asset retirement obligations	218	220
Pension liability	3,134	1,935
Total liabilities	79,981	82,706

Stockholders' equity:
Common stock	483	482
Additional paid-in capital	409,303	404,189
Accumulated other comprehensive income (loss)	(937)	156
Accumulated deficit	(69,925)	(72,635)
Total stockholders' equity	338,924	332,192
Total liabilities and stockholders' equity	$418,905	$414,898

Consolidated Statements of Income

(In 000's except for per share data)

Unaudited

	Three Months Ended
	% of		% of		Fav (Unfav)
	Sales	March 31, 2023	Sales	April 1, 2022	Amount	%
Net sales	100.0%	$73,528	100.0%	$63,200	$10,328	16.3%

Cost of sales	21.7%	15,966	22.1%	13,936	(2,030)	-14.6%

Gross profit	78.3%	57,562	77.9%	49,264	8,298	16.8%

Selling, general and administrative expenses:
General and administrative	24.7%	18,098	18.9%	11,940	(6,158)	-51.6%
Selling and marketing	35.8%	26,354	27.3%	17,270	(9,084)	-52.6%
Research and development	14.0%	10,310	12.6%	7,941	(2,369)	-29.8%
Total selling, general, and administrative expenses	74.5%	54,762	58.8%	37,151	(17,611)	-47.4%

Operating income	3.8%	2,800	19.1%	12,113	(9,313)	-76.9%

Other income (expense), net:
Interest income (expense), net	2.5%	1,822	0.0%	(6)	1,828	30466.7%
Gain (loss) on foreign currency transactions	0.0%	34	-1.4%	(915)	949	103.7%
Royalty income	0.0%	0	0.4%	273	(273)	-100.0%
Other income, net	0.1%	63	0.1%	62	1	1.6%
Total other income (expense), net	2.6%	1,919	-0.9%	(586)	2,505	427.5%

Income before provision for income taxes	6.4%	4,719	18.2%	11,527	(6,808)	-59.1%

Provision for income taxes	2.7%	2,009	3.0%	1,925	(84)	-4.4%

Net income	3.7%	$2,710	15.2%	$9,602	$(6,892)	-71.8%

Net income per share - basic		$0.06		$0.20
Net income per share - diluted		$0.05		$0.19

Weighted average shares outstanding - basic		48,247		47,755
Weighted average shares outstanding - diluted		49,500		49,288

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended
	March 31, 2023	April 1, 2022
Cash flows from operating activities:
Net income	$2,710	$9,602
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	1,113	994
Amortization of long-lived intangibles	7	8
Accretion/Amortization of investments available for sale	(983)	-
Deferred income taxes	57	-
Change in net pension liability	(13)	41
Stock-based compensation expense	6,065	3,894
Provision for sales returns and bad debts	(377)	(194)
Inventory provision	614	434
Changes in working capital:
Accounts receivable	(1,110)	(3,927)
Inventories	(3,920)	(1,483)
Prepayments, deposits and other current assets	(4,249)	(4,505)
Accounts payable	(3,168)	2,668
Other current liabilities	(1,840)	(12,142)
Net cash used in operating activities	(5,094)	(4,610)

Cash flows from investing activities:
Acquisition of property and equipment	(2,901)	(2,539)
Purchase of investments available for sale	(27,445)	-
Proceeds from sale or maturity of investments available for sale	40,279	-
Net cash provided by (used in) investing activities	9,933	(2,539)

Cash flows from financing activities:
Repayment of finance lease obligations	(42)	(18)
Repurchase of employee common stock for taxes withheld	(1,849)	-
Proceeds from vested restricted stock and exercise of stock options	530	912
Net cash provided by (used in) financing activities	(1,361)	894

Effect of exchange rate changes on cash and cash equivalents	10	(384)

Increase (decrease) in cash and cash equivalents	3,488	(6,639)
Cash and cash equivalents, at beginning of the period	86,480	199,706
Cash and cash equivalents, at end of the period	$89,968	$193,067

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000's)

Unaudited

	Three Months Ended
	March 31, 2023	April 1, 2022
Net income (as reported)	$2,710	$9,602
Less:
Foreign currency impact	(34)	915
Stock-based compensation expense	6,065	3,894
Net income (adjusted)	$8,741	$14,411

Net income per share, basic (as reported)	$0.06	$0.20
Foreign currency impact	-	0.02
Stock-based compensation expense	0.13	0.08
Net income per share, basic (adjusted)	$0.18	$0.30

Net income per share, diluted (as reported)	$0.05	$0.19
Foreign currency impact	-	0.02
Stock-based compensation expense	0.12	0.08
Net income per share, diluted (adjusted)	$0.18	$0.29

Weighted average shares outstanding - Basic	48,247	47,755
Weighted average shares outstanding - Diluted	49,500	49,288

Note: Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	March 31,	Effect of	Constant	April 1,	As Reported		Constant Currency
Sales	2022	Currency	Currency	2022	$ Change	% Change	$ Change	% Change
ICL	$70,625	$1,726	$72,351	$58,675	$11,950	20.4%	$13,676	23.3%

Cataract IOL	1,476	157	1,633	2,902	(1,426)	-49.1%	(1,269)	-43.7%
Other	1,427	127	1,554	1,623	(196)	-12.1%	(69)	-4.3%
Other Products	2,903	284	3,187	4,525	(1,622)	-35.8%	(1,338)	-29.6%

Total Sales	$73,528	$2,010	$75,538	$63,200	$10,328	16.3%	$12,338	19.5%